LIST OF SUBSIDIARIES, JOINT VENTURES AND ASSOCIATES OF PAMPA ENERGÍA S.A.

		12.31.2025
Subsidiaries	Country	Direct and indirect participation %

Autotrol Renovables S.A.	Argentina	100%
Ecuador Pipeline Holdings Limited (1)	Grand Cayman	100%
Enecor S.A.	Argentina	70%
Energía e Inversiones S.A.	Uruguay	100%
Generación Argentina S.A.	Argentina	100%
Hidroeléctrica Diamante S.A.	Argentina	61%
Hidroeléctrica Los Nihuiles S.A.	Argentina	52.04%
Oleoducto de Crudos Pesados LTD	Grand Cayman	100%
Pampa Bloque18 S.A.S.	Ecuador	100%
Pampa Ecuador Inc (1)	Nevis	100%
Pampa Energía Bolivia S.A.	Bolivia	100%
Pampa Energía Chile S.p.A	Chile	100%
Pampa Energía Soluciones S.A.	Argentina	100%
Pampa Inversiones S.A.	Uruguay	100%
Petrolera San Carlos S.A.	Venezuela	100%
Sucursal Dedicada Midstream RDA (2)	Argentina	100%
Vientos de Arauco Renovables S.A.U.	Argentina	100%
Vientos Solutions Argentina S.A.U.	Argentina	100%
(1) In process of liquidation. (2) Denomination as of December 31, 2025. As of the date of this annual report, the branch is denominated “Sucursal Dedicada Proyecto RDA”
2) Joint Ventures

Citelec S.A.	Argentina	50%
Compañía de Transporte de Energía Eléctrica en Alta Tensión S.A. (Transener) (3)	Argentina	26.33%
Compañía de Inversiones de Energía S.A. (CIESA)	Argentina	50%
Transportadora Gas del Sur S.A. (TGS)(4)	Argentina	26.91%
CT Barragán S.A.	Argentina	50%

(3) The Company holds a 50% interest in Citelec, a company that holds a 52.65% interest in Transener’s capital stock; therefore, the Company holds a 26.33% indirect interest in Transener.

(4) The Company holds a 50% interest in CIESA, a company that holds a 53.83% interest in TGS’s capital stock; therefore, the Company holds a 26.91% indirect interest in TGS.

3) Associates

Oleoductos del Valle S.A.	Argentina	2.10%
San Matías Pipeline S.A.	Argentina	20%
Southern Energy S.A.	Argentina	20%
VMOS S.A.	Argentina	10.2%